Exhibit 2.2

FIRST AMENDMENT TO ASSET AND MEMBERSHIP PURCHASE AGREEMENT

THIS FIRST AMENDMENT made as of April 28, 2017 (this “Amendment”) amends that certain Asset and Membership Purchase Agreement made as of January 24, 2017 (as amended, restated, supplemented or otherwise modified, the “APA”) entered into by and between Bob Evans Farms, Inc., a Delaware corporation (“Seller”), and Bob Evans Restaurants, LLC (f.k.a. BER Acquisition, LLC), a Delaware limited liability company (“Buyer”). Terms that are capitalized herein but not defined herein shall have the meaning ascribed to them in the APA.

WHEREAS, Section 11.02 of the APA provides that any provision of the APA may be amended only by written agreement duly executed by each party to the APA; and

WHEREAS, Seller and Buyer desire to amend certain provisions of the APA as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Section 1.Effective Date. This Amendment shall become effective as of the date hereof (the “Amendment Effective Date”).
Section 2.Amendment to Certain Definitions. (i) Business Employee, (ii) Cash and Cash Equivalents of the Business, (iii) Indebtedness and (iv) Non-Operating Restaurants Sale Proceeds Adjustment Amount shall have the following meanings under the APA, respectively:
“Business Employee” means (i) all Restaurant employees employed by Seller or its Subsidiaries immediately prior to the Closing; (ii) each employee (other than a Restaurant employee) of Seller or its Subsidiaries whose employment duties immediately prior to the Closing are primarily dedicated to the performance of services (including administrative or backoffice support services) for the Business and only to the extent that such employees are set forth on Schedule 1.01(b) as of the date of this Agreement; and (iii) any employees hired by Seller or any of its Subsidiaries in the ordinary course of business consistent with past practice after the date of this Agreement and before the Closing to replace any of the employees set forth on Schedule 1.01(b) whose employment terminates after the date of this Agreement and before the Closing.
“Cash and Cash Equivalents of the Business” means the aggregate amount of cash and cash equivalents on hand at the Restaurants as of the Closing after taking into account the customary daily withdrawal of excess cash at the Restaurants; provided, however, Cash and Cash Equivalents of the Business shall exclude any credit card receivables.

“Indebtedness” means (a) all obligations for borrowed money or advances, (b) all obligations evidenced by notes, bonds, debentures or other instruments, (c) all obligations of any obligor or otherwise under letters of credit, bankers’ acceptance or similar instruments, (d) all obligations under leases required to be accounted for as capitalized leases under GAAP and all purchase money obligations or similar agreements that would be required to be accounted for by the lessee as indebtedness in accordance with GAAP, (e) all outstanding prepayment premium obligations that constitute an Assumed Liability, if any, (f) all obligations for the deferred purchase price of property or services (other than ordinary course trade payables) and agreements with suppliers and other than employee compensation and benefits to be provided under employee benefit and compensation plans and arrangements), (g) all obligations under interest rate, currency or commodity derivatives or hedging or similar arrangements, (h) the GAAP liability for gift cards sold prior to the Closing related to the Business; (i) all obligations for guarantees of another Person in respect of any items set forth in clauses (a) through (g), and (i) all accrued interest, fees and expenses, together with any breakage, make-whole payments or other charges or amounts related to any of the foregoing, in each case, calculated in accordance with the assumptions, procedures and methodologies set forth on Schedule 1.01(e).

“Non-Operating Restaurants Sale Proceeds Adjustment Amount” means an amount equal to the dollar value (determined on an after-Tax basis) of the net proceeds received by Seller or its Subsidiaries in respect of any and all Permitted Non-Operating Restaurant Sales between (and inclusive of) November 15, 2016 and the Closing.

Section 3.Amendment to Section 2.02(j). Section 2.02(j) of the APA is hereby amended and restated in its entirety to read as follows:
“all Cash and Cash Equivalents of the Business and all credit card receivables and other receivables of the Business as of the Closing”
Section 4.Amendment to Section 2.02(o). Section 2.02(o) of the APA is hereby amended and restated in its entirety to read as follows:
“any physical memorabilia related to Bob Evans founding and history located at the Business Real Property, except such physical memorabilia that the Parties mutually agree will be retained by Seller (the “Seller Memorabilia”); provided that the Parties will agree on the Seller Memorabilia within a reasonable time following Closing;”
Section 5.Amendment to Section 2.02(q). Section 2.02(q) of the APA is hereby amended and restated in its entirety to read as follows:
“(q) all of the Employee Plans and assets relating to the Employee Plans that are set forth in Schedule 7.04 and the assets transferred to Buyer’s Trust pursuant to the Savings Plan Transfer described in Section 7.08; and”
Section 6.Amendment to Section 2.03(o). Section 2.03(o) of the APA is hereby amended and restated in its entirety to read as follows:
“all proceeds received from the sale or other disposition of any assets (including any Permitted Non-Operating Restaurant Sales) sold or otherwise disposed of in compliance with the terms of this Agreement during the period from the date hereof until the Closing (including with respect to any Permitted Non-Operating Restaurant Sales);”
Section 7.Amendment to Section 2.04 (h). Section 2.04(h) of the APA is hereby amended and restated in its entirety to read as follows:
“except to the extent an Excluded Liability, all Liabilities arising out of or in connection with any act, omission or circumstance with respect to the Business or the Purchased Assets occurring at any time after the Closing;”
Section 8.Amendment to Section 2.05(f). Section 2.05(f) of the APA is hereby amended and restated in its entirety to read as follows:
“(f) all Liabilities for severance amounts paid, payable or otherwise owing to any employee of Seller or any of its Affiliates that does not become a Transferred Employee, and all Liabilities for severance amounts paid by Buyer or any of its Affiliates with respect to Transferred Employees listed in the “Farm” department on Schedule 1.01(b) as updated prior to Closing (such Transferred Employees, the “Farm Employees”)”
Section 9.Amendment to Section 2.05(l). Section 2.05(l) of the APA is hereby amended and restated in its entirety to read as follows:
“all unpaid amounts of any checks and wires related to the Business that are outstanding as of the Closing, except to the extent set forth in Section 2.04(j);”
Section 10.Amendment to Section 2.08. The fourth sentence of Section 2.08 of the APA is hereby amended and restated in its entirety to read as follows:
“The Closing shall be deemed to have been consummated at 11:59 p.m. U.S. Eastern time on the Closing Date (the “Effective Time”).”
Section 11.Amendments to Section 2.09(a).
(a)Section 2.09(a)(i) of the APA is hereby amended and restated in its entirety to read as follows:
“its good faith estimate of (A) the aggregate amount of all Indebtedness related to the Business as of the Closing (the “Estimated Closing Date Indebtedness”),”
(b)Section 2.09(a)(v) of the APA is hereby amended and restated in its entirety to read as follows:
“a schedule reflecting all Permitted Non-Operating Restaurant Sales between (and  inclusive of) November 15, 2016 and the Closing and the sales price of and net proceeds (determined on an after-Tax basis) received or receivable by Seller or its Subsidiaries with respect to each such sale.”
Section 12.Amendments to Section 2.09(b).
(a)Section 2.09(b)(i) of the APA is hereby amended and restated in its entirety to read as follows:
“an unaudited combined balance sheet of the Business as of the Closing (the “Closing Balance Sheet”),”
(b)Section 2.09(b)(ii) of the APA is hereby amended and restated in its entirety to read as follows:
“a calculation of the aggregate amount of all Indebtedness related to the Business as set forth on the Closing Balance Sheet as of the Closing (the “Closing Date Indebtedness”),”
Section 13.Amendments to Section 5.01.
(a)The first paragraph of Section 5.01 (up to the beginning of subsection (a)) is hereby amended and restated in its entirety to read as follows:
“From the date hereof until the Closing, except (i) as expressly contemplated by applicable Law, (ii) as otherwise expressly provided by the Transaction Documents, or (iii) with Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause its Subsidiaries to, conduct the Business in the ordinary course consistent with past practice (including with respect to the timely collection of accounts receivable and payment of accounts payable in the ordinary course consistent with past practice) and shall use its commercially reasonable efforts to: (x) preserve intact the present business organizations and goodwill of the Business, (y) preserve the present relationships of the Business with suppliers and other business partners and keep available the services of its present officers and key employees who are Business Employees, and (z) maintain the properties and Equipment related to the Business in good repair and operation condition (subject to normal wear). Without limiting the generality of the foregoing, from the date hereof until the Closing, except (i) as expressly contemplated by applicable Law, (ii) as otherwise expressly provided by the Transaction Documents, (iii) as set forth on Schedule 5.01, or (iv) with Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), with respect to the Business, Seller shall not and shall cause its Subsidiaries not to: . . . ”
(b)Section 5.01(p) of the APA is hereby amended and restated in its entirety to read as follows:
“except as set forth in Schedule 5.01(p), (i) negotiate or enter into any collective bargaining agreement or any employment, deferred compensation, severance, retirement or other similar agreement with or relating to any Business Employee for which Buyer or its Affiliates could have any Liability (or any amendment to any such existing agreement), (ii) other than as provided under any severance plan, policy or agreement in effect on the date of this Agreement that covers such Business Employee and is disclosed in the Disclosure Schedule, grant any new severance or termination pay to any Business Employee, (iii) increase the compensation payable, or grant any equity-based award, or grant or pay any fringe benefit or any bonus, severance, retention or termination amount, to any Business Employee other than promotions, merit based increases and/or market adjustments in the ordinary course of business consistent with past practices or as required by Law or the terms of any Employee Plan or other Contract in effect on the date of this Agreement and that is disclosed in the Disclosure Schedule (it being understood that the payment in the ordinary course of business consistent with past practice prior to the Closing of any bonus, fringe benefit, severance or termination amount pursuant to the terms of an Employee Plan in effect on the date of this Agreement shall not be prohibited by this subclause (iii) even though Seller may not be legally obligated to make such payment), (iv) implement any employee layoffs that would require Seller to provide any notification to any Business Employee under the WARN Act if Buyer could have any Liability in connection therewith, or (v) hire or terminate any officer, employee or other service provider of the Business with annual base compensation in excess of $150,000, other than a termination for cause;”
(c)The first sentence of the last paragraph of Section 5.01 of the APA is hereby amended and restated in its entirety to read as follows:
“For the avoidance of doubt, Seller shall be permitted to (i) collect all cash from the Restaurants prior to the Closing and (ii) receive and retain all payments related to the Business prior to the Closing.”
Section 14.Amendment to Section 5.12(a). Section 5.12(a) of the APA is hereby amended and restated in its entirety to read as follows:
“Seller shall, and shall cause its Subsidiaries to, continue to carry their respective insurance policies with respect to the Business prior to the Closing. From and after the Closing, the Business shall cease to be insured by Seller’s or its Affiliates’ insurance policies or by any of their self-insured programs. Seller or its Affiliates may, to be effective at the Closing, amend any insurance policies in the manner they deem appropriate to give effect to this Section 5.12(a). From and after the Closing, Buyer shall be responsible for securing all insurance it considers appropriate for its operation of the Business and for promptly providing evidence thereof, as may be required, to third parties under any Contract or Lease.”
Section 15.Amendment to Section 5.13(a). The first sentence of Section 5.13(a) of the APA is hereby amended and restated in its entirety to read as follows:
“From and after the Closing, (i) except to the extent that Buyer is seeking indemnification, in which case the provisions of ARTICLE IX shall govern, Buyer shall have exclusive authority and control over the investigation, prosecution, defense, and appeal of all Actions to the extent covering or relating to the Purchased Assets and the Assumed Liabilities, and, subject to Section 5.12(b), may settle or compromise, or consent to the entry of any judgment with respect to any such Action, and (ii) Seller shall have exclusive authority and control over the investigation, prosecution, defense, and appeal of all Actions referred to in Section 2.05(k) and all other Actions to the extent covering or relating to the Excluded Assets and the Excluded Liabilities, and may settle or compromise, or consent to the entry of any judgment with respect to any such Action without the consent of Buyer; provided that, to the extent any Action retained by Seller relates to or arises out of, in whole or in part, the Business, Seller shall not settle or compromise, or consent to any judgment in respect of, such Action without Buyer’s consent (such consent not to be unreasonably withheld, conditioned, or delayed), unless in connection therewith Seller obtains a complete and unconditional general release by the third party asserting the claim against or relating to the Business and Buyer and its Affiliates affected by the claim, and such settlement or judgment does not contain any admission by, or sanction or restriction upon the conduct or operation of the Business or Buyer and its Affiliates (including any settlement or judgment that includes injunctive or other equitable relief (including involving or relating to a change in business practices)).”
Section 16.Amendment to Section 7.01(a). Section 7.01(a) is hereby amended and restated in its entirety to read as follows:
“Buyer shall (or shall cause its Subsidiaries to) make an offer of employment (an “Offer”) to each Business Employee, effective as of the day following the Closing Date and subject to such Business Employee remaining actively employed through the Closing Date. Such Offers shall be for a reasonably comparable position as compared to the position held as of the Closing Date and shall be on the terms set forth in this Section 7.01 and Section 7.02. For this purpose, a Business Employee will be considered “actively employed” if, as of the Closing Date, such employee is either actively at work or absent from work on account of paid time-off, vacation, sick leave or similar temporary absence, but will not be “actively employed” if such  individual is not actively at work due to any other reason. Prior to the Closing Date, Seller shall promptly provide Buyer with any information concerning the Business Employees that is reasonably requested by Buyer in order to make the Offers required under this Section 7.01, unless prohibited by applicable Law. Unless a written acceptance of an offer of employment is required by Law (including in connection with Section 7.02(g)), any Business Employee who (i) has received such an Offer, (ii) remains actively employed through the Closing Date, (iii) has not specifically declined such offer, and (iv) actually commences employment with Buyer or its applicable Subsidiary on the day following the Closing Date (or his or her first regularly-scheduled day of employment following the Closing Date or in the event of an un-scheduled absence from work, reasonably promptly thereafter) shall be deemed (A) to have accepted such offer and (B) to have terminated employment with Seller on the Closing Date. Until the Closing, Buyer shall keep Seller informed of any rejections of such Offers in a timely manner. Seller and its Subsidiaries acknowledge and agree that they shall neither enforce, nor treat the continued employment of any Transferred Employee by the Business following the Transfer Time as a violation of any non-competition, non-solicitation or confidentiality obligation owed by any Transferred Employee to Seller or any of its Subsidiaries; provided, however, that the foregoing shall not constitute a waiver of any of Seller’s rights under Section 5.17.”

Section 17.Amendment to Section 7.02(c). The first sentence of Section 7.02(c) is hereby amended and restated in its entirety to read as follows:
“As of 12:00 a.m. U.S. Eastern time on the day following the Closing Date, or, with respect to any Inactive Employee who becomes a Transferred Employee, the time of commencement of employment with Buyer or its Subsidiaries (the “Transfer Time”), each Transferred Employee participating in any Employee Plan that is a health and welfare benefit plan (each, a “Seller Welfare Plan”) shall cease to be eligible to participate in such Seller Welfare Plans and Buyer shall use commercially reasonable efforts to permit such Transferred Employee to immediately commence participation in health and welfare benefit plans that shall be maintained, administered or contributed to, as applicable, as of the Transfer Time or as soon as reasonably practicable thereafter by Buyer and its Subsidiaries.”
Section 18.Amendment to Section 7.02(f). Section 7.02(f) of the APA is hereby amended and restated in its entirety to read as follows:
“(f) Buyer shall, or shall cause its Subsidiaries to, (i) provide severance benefits to any Transferred Employee, other than any employee set forth on Schedule 7.02(f)(ii) who is laid off or whose employment is otherwise involuntarily terminated by Buyer or its Subsidiaries without cause during the Severance Protection Period in an amount that is equal to or greater than the severance benefits (including severance payments and continued health coverage) as set forth on Schedule 7.02(f)(i) or (ii) solely with respect to the employees set forth on Schedule 7.02(f)(ii) (if they become Transferred Employees), unless such employees consent to receive severance provided under employment agreements that supersede the payment of severance pursuant to this paragraph and Seller is a beneficiary of releases under such employment agreements that are reasonably satisfactory to Seller (with Seller’s approval not to be unreasonably withheld), provide severance benefits equal to or greater than the severance payments set forth on Schedule 7.02(f)(ii) upon a termination without “Cause” or resignation for “Good Reason” as defined on Schedule 7.02(f)(ii) (provided that such definition of Good Reason shall not apply to or be triggered by any changes in the terms and conditions of any Transferred Employee’s employment effected in connection with Buyer’s hiring or employment of such Transferred Employee in connection with the transactions contemplated by this Agreement (including that such Transferred Employee will no longer be employed by a publicly-held company and will no longer have duties, budgetary or other authority and responsibilities with respect to multiple business segments or divisions) and that the transfer of the Transferred Employee’s employment in connection with the transactions contemplated by this Agreement shall not be treated as a termination without “Cause” for any purpose) during the Severance Protection Period; provided, further, that in no event shall Buyer or its Subsidiaries be obligated to provide any severance benefits in violation of applicable Law. For purposes of the foregoing, “Severance Protection Period” means (i) with respect to the employees set forth on Schedule 7.02(f)(ii), 12 months or 24 months (as indicated on Schedule 7.02(f)(ii)) following the Closing Date and (ii) with respect to all other Transferred Employees, the Relevant Period. Notwithstanding the foregoing, any severance benefits owed to Farm Employees shall be an Excluded Liability and Seller shall reimburse Buyer for any such severance benefits paid by Buyer to the Farm Employees.”
Section 19.Amendment to Section 7.08. Section 7.08 of the APA is hereby amended and restated in its entirety to read as follows:
“Section 7.08 401(k) Trust-to-Trust Transfer.
(a) Seller shall cause the active participation of the Transferred Employees in the Bob Evans Farms, Inc. and Affiliates 401(k) Retirement Plan (“Seller’s Savings Plan”) to cease as of the Closing Date (or, if later, the return to active employment described in Section 7.01(b) and (c) above). Effective no later than the Closing Date, Buyer shall establish a defined contribution plan intended to satisfy Section 401(k) of the Code (“Buyer’s Savings Plan”), pursuant to which the Transferred Employees shall be able to participate in accordance with Section 7.02(b).
(b) Except as set forth in this Section 7.08(b), Seller shall continue to administer the Seller’s Savings Plan for all participants, including the account balances of the Transferred Employees, in a manner that is consistent with past practice, subject to its terms and applicable Law. The Seller shall (i) effective not later than May 1, 2017, (A) cease offering the employer stock fund invested in the common stock of Seller (the “Stock Fund”) as an investment choice under Seller’s Savings Plan for amounts not then-invested in the Stock Fund, (B) cause amounts then-invested in the Stock Fund to remain invested in the Stock Fund, unless reinvested at the direction of the participant, and (C) “map” each participant’s investment election with respect to future contributions in the Stock Fund of the Seller’s Savings Plan to the Vanguard Small Cap Index Fund of the Seller’s Savings Plan, and (ii) not later than August 31, 2017, “map” any accounts then-invested in the Stock Fund of the Seller’s Savings Plan to the Vanguard Small Cap Index Fund in the Seller’s Savings Plan.
(c) Seller and Buyer shall effectuate a trust-to-trust transfer of the Transferred Employees’ account balances under the Seller’s Savings Plans to the Buyer’s Savings Plan as set forth in this Section 7.08 (the “Savings Plan Transfer”). Not later than August 31, 2017, and, for the avoidance of doubt, after the occurrence of the transfer of any accounts invested in the Stock Fund to the Vanguard Small Cap Index Fund of the Seller’s Savings Plan, Seller shall cause the assets in the account of each Transferred Employee under the Seller’s Savings Plan to be transferred to the trust (the “Buyer’s Trust”) maintained under Buyer’s Savings Plan (the date of such transfer, the “Initial Transfer Date”), including for Inactive Employees with a Transfer Time prior to the Initial Transfer Date. Such transferred assets shall be transferred in-kind, with each Transferred Employee’s account in the Seller’s Savings Plan being mapped into the same investments under the Buyer’s Savings Plan and all assets shall be transferred in accordance with Section 414(l) of the Code. Notwithstanding the foregoing, the Seller and Buyer shall not effectuate a trust-to-trust transfer of the account balances of any Inactive Employee prior to the Inactive Employee’s Transfer Time, and following any such Inactive Employee’s Transfer Time occurring on or after the Initial Transfer Date, Seller shall transfer the account balances of such Inactive Employee using the same procedure and methodology described above, except that the assets shall be transferred to the Buyer’s Trust not later than 30 days following the Inactive Employee’s Transfer Time rather than by the Initial Transfer Date.
(d) Seller shall furnish Buyer with such information concerning the assets transferred from Seller’s Savings Plan as is reasonably requested by Buyer and shall reasonably cooperate with Buyer as necessary to effectuate the provisions of this Section 7.08.
(e) Buyer shall assume the Liability to distribute the assets received by Buyer’s Trust as a result of the Savings Plan Transfer, but only to the extent such Liability does not exceed the value of the assets received pursuant to the Savings Plan Transfer, and Seller shall retain any other Liability arising out of or relating to the Seller’s Savings Plan.”
Section 20.New Section 9.02(a)(vi). After Section 9.02(a)(v) of the APA, the following new Section 9.02(a)(vi) is inserted:
“(vi)     Liability arising from or related to (A) the Stock Fund, (B) the Savings Plan Transfer, other than Liabilities expressly assumed under Section 7.08(e), (C) the Seller’s Savings Plan, or (D) the failure of Buyer’s Savings Plan to comply with its terms or applicable Law as a result of Buyer’s Savings Plan being a successor to the Seller’s Savings Plan, including any Liability arising as a direct result of required corrections under the IRS Employee Plans Compliance Resolution System, the Delinquent Filer Voluntary Compliance Program or the Voluntary Fiduciary Correction Program due to being a successor to the Seller’s Savings Plan.”
Section 21.Miscellaneous.
(a)Effect of Amendment. This Amendment shall modify and amend the APA to the extent, and only to the extent, expressly set forth herein (it being the intent of the parties that all of the terms and provisions of the APA that are not expressly amended, modified, waived or replaced hereunder shall be unaltered and shall remain in full force and effect and that the execution, delivery and performance of this Amendment shall not operate as a waiver of or consent to any past, present or future breach of any provision of the APA). From and after the Amendment Effective Date, all references in the APA to “this Agreement,” “herein,” “hereunder,” and words of like import shall mean and refer to the APA as amended hereby.
(b)Governing Law; Forum; Jury Trial. This Amendment shall be exclusively governed by and construed in accordance with the Laws of the State of Delaware, without regard to the conflicts of Law rules of such state. The Parties expressly waive any right they may have, now or in the future, to demand or seek the application of a governing law other than the Law of the State of Delaware. The parties agree that all disputes under this Amendment shall be resolved in accordance with Section 11.06 of the APA and hereby waive their right to a jury in accordance with Section 11.07 of the APA, in each case as if both Sections were specifically set forth herein.
(c)Counterparts; Facsimile and Electronic Signatures. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. Fascimiles, e-mail transmission of .pdf signatures or other electronic copies of signatures shall be deemed to be originals.
(d)No Third Party Beneficiaries. No provision of this Amendment is intended to confer any rights, benefits, remedies or Liabilities hereunder upon any Person other than the Parties and their respective successors and permitted assigns. Without limiting the generality of the foregoing, nothing in this Amendment, express or implied, is intended to confer any rights, benefits, remedies, obligations or liabilities under this Amendment upon any Person (including any Transferred Employees) other than the Parties to this Amendment and their respective successors and assigns to continued employment or any severance or other benefits from Seller, Buyer or any of their respective Affiliates. Nothing contained in this Amendment shall be construed as an amendment to any Employee Plan or employee benefit plan or a limitation on the rights of Seller, Buyer or any of their respective Subsidiaries and Affiliates to amend, modify or terminate, either before or after Closing, any employee benefit plan, or is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.
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[Signature Page to Amendment to Asset Purchase Agreement]

[Signature page to amendment of APA]

IN WITNESS HEREOF, the Parties have caused this Amendment to be duly executed as of the date first written above by their respective officers thereunto duly authorized.

BOB EVANS RESTAURANTS, LLC By: Name: Title:

BOB EVANS FARMS, INC. By: Name: Title: